SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): January 6, 2012

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey		08543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Matters Related to Condom Sales and Marketing Practices

As previously disclosed, in June 2009 Church & Dwight Co., Inc. (the “Company,”) received a subpoena and civil investigative demand from the Federal Trade Commission (“FTC”) in connection with a non-public investigation in which the FTC is seeking to determine if the Company has engaged or is engaging in any unfair methods of competition with respect to the distribution and sale of condoms in the United States. The Company believes that its condom sales and marketing practices are in full compliance with applicable law.

The FTC investigation arose out of allegations raised by Mayer Laboratories, Inc. (“Mayer Labs”), a California based condom business competitor whose principal brand of condoms has a U.S. market share of less than one percent. On November 21, 2008, following the Company’s receipt of correspondence from counsel for Mayer Labs threatening litigation related to the Company’s condom sales and marketing practices, the Company commenced a declaratory judgment action in the United States District Court for the District of New Jersey seeking a ruling that the Company’s condom sales and marketing practices are legal. The case subsequently was transferred to the United States District Court for the Northern District of California.

In the litigation, Mayer Labs alleges, among other things, that the Company’s long standing shelf space program under which a retail store chain allocates a percentage of shelf space to the Company’s products in exchange for price rebates, other sales and marketing practices through which the Company allegedly attempted to influence the brand mix and shelf placement of condoms in certain retail stores, and other alleged anti-competitive activities violated federal and state antitrust laws, and that the Company tortiously interfered with an alleged exclusive business arrangement between Mayer Labs and its supplier. Mayer Labs generally seeks an order declaring the Company’s sales and marketing practices related to shelf space allocation for condoms to be illegal, monetary damages and trebling of certain of the damages, disgorgement of profits, injunctive relief, and recovery of reasonable attorneys’ fees and costs.

On January 6, 2012, Mayer Labs’ served an expert’s report indicating that it is seeking damages of between $2.6 million and $3.1 million and trebling of those damages. At this point, it is not possible to estimate the amount of any additional alleged damage claims Mayer Labs may make.

On the same date, the Company filed a motion for summary judgment with respect to Mayer Labs’ claims, which is scheduled for argument before the court on February 10, 2012. If the Company’s motion for summary judgment is denied, the matter is scheduled to proceed to trial on April 2, 2012.

On January 6, 2012, the Company took certain remedial and other actions to address matters arising from the FTC investigation and Mayer Labs litigation. Commencing after the FTC investigation and the Mayer Labs litigation were each initiated, the Company issued instructions to certain employees to preserve any emails or other documents that might be relevant to the foregoing proceedings. Subsequently, James R. Craigie, the Company’s Chairman and Chief Executive Officer, deleted emails and has acknowledged doing so, although the Company has been able to retrieve substantially all of the deleted emails. The Company investigated this matter with assistance from the Company’s outside counsel and does not believe that Mr. Craigie deleted the emails with the intent to impede, impair or obstruct the FTC investigation or the related Mayer Labs litigation. Nevertheless, after several meetings at which the Board of Directors (without Mr. Craigie’s participation) (the “Board”), together with the Company’s internal and external counsel, reviewed the circumstances relating to this matter, the Board determined that Mr. Craigie’s actions violated Company policies.

The Board appointed a special committee (the “Special Committee”) consisting of the designated presiding Director for executive sessions of the Board of Directors (the “Lead Director”), all members of the Compensation & Organization Committee, and the Chairpersons of the Audit and Governance & Nominating Committees to recommend the manner in which the Company should address the violation. Following its deliberations on the matter, the Special Committee recommended to the Board that Mr. Craigie receive no award under the Company’s annual incentive plan for 2011, no increase in salary in 2012 and no increase in the value of stock options to be granted to him in 2012, regardless of any increase in option grants that may otherwise be provided to any of the Company’s other employees.

Following the Board’s approval of the Special Committee’s recommendations, the sanctions were imposed on January 6, 2012. The Lead Director has held discussions with Mr. Craigie, who has acknowledged his understanding of the significance of this matter.

As noted above with respect to the FTC investigation and the Mayer Labs litigation, the Company believes that its condom sales and marketing practices are in full compliance with applicable law. Moreover, the Company intends to vigorously defend against Mayer Labs’ allegations. However, these matters are subject to many uncertainties, and the outcome of investigations and litigation matters is not predictable with assurance. An adverse outcome in any of these matters could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

General

The Company, in the ordinary course of its business, is the subject of, or party to, various pending or threatened legal actions. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. It is possible that some litigation matters could be decided unfavorably to the Company, and that any such unfavorable decisions could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: January 10, 2012	By:	/s/ Matthew T. Farrell
	Name:	Matthew T. Farrell
	Title:	Executive Vice President Finance and Chief Financial Officer